Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 3rd QUARTER EARNINGS

OF $0.15 PER DILUTED SHARE

CITY of INDUSTRY, CA, November 20, 2007 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), reported results for its third fiscal quarter (13 weeks) ended November 3, 2007.

The company reported net income in the third quarter of $6.7 million, or $0.15 per diluted share, compared to $7.1 million, or $0.16 per diluted share, for the comparable period last year.

As previously reported, total sales for the 13 weeks ended November 3, 2007 decreased 4% to $188.5 million compared to $196.7 million for the 13 week period ended October 28, 2006. Comparable store sales declined 2.6% for the third quarter of 2007. A summary of the third quarter sales results by division (including internet) is as follows:

	Third Quarter Sales
	$ Millions	% Change to Last Year (1)	Third Quarter Comparable Store Sales % Change (2)
Hot Topic	$155.3	-6.4%	-3.1%
Torrid	$33.2	7.7%	0.4%
Total Co.	$188.5	-4.2%	-2.6%

(1)	Compares the current fiscal quarter to last year’s reported fiscal quarter, ended October 28, 2006.

(2)	Compares the current fiscal quarter to the corresponding 13 week period, ended November 4, 2006.

At the end of third quarter fiscal 2007, the company operated 695 Hot Topic stores and 147 Torrid stores compared to 693 Hot Topic stores and 129 Torrid stores at the end of third quarter fiscal 2006. During third quarter fiscal 2007, the company opened a total of 5 Hot Topic stores and 14 Torrid stores and closed 3 Hot Topic stores. The company also remodeled or relocated 14 Hot Topic stores during the quarter, bringing the total number of remodeled or relocated stores during the year-to-date period to 58.

The company also announced the repurchase of an aggregate of 870,470 shares of its common stock between August 24 and August 29, 2007 at an average cost of $8.23, which was pursuant to its Board of Directors’ authorization of the repurchase of up to an aggregate of $40,000,000 of its common stock. The repurchase program is expected to continue through February 2, 2008, subject to appropriate market conditions, unless extended or shortened by the Board of Directors.

The company reiterated its fourth quarter (13 weeks ending February 2, 2008) earnings guidance in the range of $0.29 to $0.33 per diluted share.

The company also announced that in fiscal 2008 (year ending January 31, 2009) it expects to open approximately 30 to 35 new stores. This includes opening 5 new Hot Topic stores and between 25 to 30 new Torrid stores. The company also plans to close approximately 20 Hot Topic stores and 5 Torrid stores in fiscal 2008. In addition, the company plans to remodel or relocate approximately 30 Hot Topic stores by the end of fiscal 2008.

A conference call to discuss third quarter results, business trends, guidance, Torrid store economics and other matters is scheduled for November 20, 2007 at 4:30 PM (ET). The conference call number is 866-713-8566, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.earnings.com. A replay will be available at 888-286-8010, pass code 19527307, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of November 3, 2007 the company operated 695 Hot Topic stores in all 50 states and Puerto Rico, 147 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, store operations, the company’s share repurchase program, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion or the aforementioned share repurchase, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Investor Relations 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended
	Nov. 3, 2007	Oct. 28, 2006
Net sales	$188,462	$196,669
Cost of goods sold, including buying, distribution and occupancy costs	119,994	128,271
Gross margin	68,468	68,398
Selling, general & administrative expenses	57,961	56,904
Income from operations	10,507	11,494
Interest income, net	414	277
Income before income taxes	10,921	11,771
Provision for income taxes	4,246	4,701
Net income	$6,675	$7,070
Earnings per share:
Basic	$0.15	$0.16
Diluted	$0.15	$0.16
Weighted average shares outstanding
Basic	43,788	44,207
Diluted	44,112	44,735

	Nine Months Ended
	Nov. 3, 2007	Oct. 28, 2006
Net sales	$507,427	$511,058
Cost of goods sold, including buying, distribution and occupancy costs	336,416	343,566
Gross margin	171,011	167,492
Selling, general & administrative expenses	165,678	160,388
Income from operations	5,333	7,104
Interest income, net	1,474	919
Income before income taxes	6,807	8,023
Provision for income taxes	2,670	3,265
Net income	$4,137	$4,758
Earnings per share:
Basic	$0.09	$0.11
Diluted	$0.09	$0.11
Weighted average shares outstanding
Basic	44,128	44,150
Diluted	44,236	44,744

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Nov. 3, 2007	Oct. 28, 2006
Current Assets:
Cash, cash equivalents and short-term investments	$35,634	$37,704
Inventory	104,881	102,030
Prepaid expenses and other	15,355	7,007
Deferred tax assets	4,104	2,725
Total current assets	159,974	149,466
Property and equipment, net	174,244	173,457
Deposits and other	1,283	387
Deferred tax assets	4,204	—
Total assets	$339,705	$323,310
Current Liabilities:
Accounts payable	$40,494	$33,027
Accrued liabilities	33,327	34,962
Income taxes payable	1,470	1,870
Total current liabilities	75,291	69,859
Deferred rent	40,986	41,411
Deferred compensation liability	1,124	139
Income taxes payable	300	—
Deferred tax liability	—	175
Total liabilities	117,701	111,584
Shareholders’ equity	222,004	211,726
Total liabilities and shareholders’ equity	$339,705	$323,310

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	Nov. 3, 2007	Oct. 28, 2006
Depreciation and amortization	$31,274	$28,398
Capital expenditures	$40,230	$31,522
Number of stores open at end of period:
Hot Topic	695	693
Torrid	147	129
Total store square footage	1,583,100	1,533,100